Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement (No. 333-164785) on Form S-1 of Boston Therapeutics, Inc. of our report dated March 31, 2011, relating to our audit of the financial statements, appearing in the Prospectus, which is part of this Registration Statement. Our report includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption "Experts" in such Prospectus.

/s/ McGladrey & Pullen, LLP

Boston, Massachusetts
April 14, 2011